FOR IMMEDIATE RELEASE            For more information contact:

May 20, 2015                        Rodger A. McHargue at (812) 238-6000

First Financial Corporation Declares Semi-Annual Dividend

TERRE HAUTE, INDIANA - The directors of First Financial Corporation (NASDAQ: THFF) have declared a semi-annual dividend of 49 cents per share payable on July 1, 2015, to shareholders of record at the close of business June 17, 2015. Today’s declaration increases the total dividend paid in 2015 to 98 cents per share, a 1.0% increase from 2014 and is the Corporation’s 27th consecutive year of dividend increases.

First Financial Corporation is the holding company for First Financial Bank N.A. in Indiana and Illinois; The Morris Plan Company of Terre Haute; and Forrest Sherer, Inc., a full service insurance agency.